Exhibit 99.1

MacKenzie Realty Capital, Inc. Announces Acquisition of Addison Corporate Center

Orinda, CA—June 8, 2020—MacKenzie Realty Capital, Inc. (the “Company”) today announced the closing of the acquisition of Addison Corporate Center based upon a valuation of approximately $38 million.  The Company was a senior and junior preferred equity holder in Addison and has taken the opportunity provided by the current economic downturn to recapitalize and acquire the portion of Addison that it did not already own.  The purchase consideration consisted of the assumption of a $24 million first mortgage, the issuance of approximately $5 million of operating partnership units convertible into common stock at $10.25 per share, the payment of $1.3 million cash to the lender, and the cancellation of the Company’s previously owned preferred equity.  As a result of the transaction, the Company owns 100% of Addison Corporate Park through its newly formed operating partnership.

Addison Corporate Center is a class A office campus with 588,445 square feet located in Windsor, Connecticut.  The property appraised in 2018 for $64 million, although because one of the major tenants vacated, it appraised in December 2019 for $34 million.

The Company intends to increase its investments in real assets opportunistically.

“We believe there are multiple accretive transactions like Addison to be done,” said Rob Dixon, President of the Company.  “We intend to come out of the current recession significantly stronger than we entered it.”

The Company was formed in 2013 to invest in real estate securities and is currently regulated as a business development company pursuant to the Investment Company Act of 1940.  The Company is taxed as a real estate investment trust.